Exhibit 10.64

Magellan Health Services, Inc.

Amendment to Agreements and Documents Governing Restricted Stock Units

This document shall be deemed a global amendment to Restricted Stock Unit (“RSU”) Agreements, Notices of Restricted Stock Grant and other documents relating to RSUs under the 2006 Plan and 2008 Plan, granted by Magellan Health Services, Inc. (“Magellan”) on or before December 31, 2008 to the employee named below (hereinafter “Grantee”) and which remain outstanding after December 31, 2008.  For purposes of Internal Revenue Code Section 409A (hereinafter “409A”), each tranche of RSUs that vests at a separate stated vesting date or is earned by performance over a separate measuring period is deemed to be a separate payment, and any pro rata portion of a tranche that may become vested or would not become vested upon a termination or other event in a given calendar year will be deemed to be a separate payment.  The amendments herein are meant to confirm that the RSUs granted to Grantee will qualify under the IRS Section 409A “short-term deferral” rules to the maximum extent possible; RSUs not so qualifying under such “short term” deferral rules are referred to herein as “409A RSUs” .

A.                                    “Good Reason” Amendments

(1.)                              All agreements relating to such RSUs are hereby amended as follows (to the extent such agreements do not already incorporate these terms):

With respect to the definition of “Good Reason,” the triggering event based on reduction in salary or reduction in bonus opportunity shall be triggered only for a material reduction, and references to “reduction” in such definition (relating to salary or bonus) shall be changed to refer instead to “material reduction.”  At the end of the provision relating to this triggering event for Good Reason, the following provision shall be added:

For purposes of this provision, an action or actions of the Company will be deemed “material” if, individually or in the aggregate, the action or actions result(s) or potentially result(s) in a reduction in compensation in the current year or a future year having a present value to Grantee of at least one and one half percent (1.5%) of Grantee’s then current base salary, provided that actions may be material in a given case at levels less than the specified level.

The proviso at the end of the definition of “Good Reason,” dealing with the required notice from Grantee to the Company, is modified to read as follows:

provided that, in each such case, Grantee provides notice to the Company within 90 days that such event or condition constituting Good Reason has arisen, and such event or condition continues uncured for a period of more than 30 days after Grantee gives notice thereof to the Company, and Grantee terminates Service within 18 months after such event or condition has arisen.

(2.)                              Settlement of RSUs triggered by an event, such as vesting, shall occur on the first business day that occurs on or after the date of such event, unless a different 409A compliant settlement date is specified for such RSU.

(3.)                              The foregoing notwithstanding, this Part A will not apply to any RSU agreement that, due to an elective deferral or controlling language in a separate employment agreement, would constitute a 409A RSU despite the application of this Part A.

B.                                    Effects of RSUs Being 409A RSUs.

If RSUs fail to qualify for exceptions from Section 409A and become 409A RSUs as defined above, the following restrictions will apply:

(1)                                 The “six-month delay rule”

•                  The six-month delay rule will apply to 409A RSUs if these four conditions are met:

•                  The grantee has a separation from service (within the meaning of Treasury Regulation § 1.409A-1(h))

•                  A distribution of shares is triggered by the separation from service (but not due to death)

•                  The Grantee is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof).  The Company will determine status of “key employees” annually, under administrative procedures applicable to all 409A plans and arrangements

•                  The Company’s stock is publicly traded on an established securities market or otherwise.

•                  If it applies, the six-month delay rule will delay a distribution in settlement of 409A RSUs triggered by separation from service where the distribution otherwise would be within six months after the separation

•                  Any delayed payment shall be made on the date six months after separation from service

•                  During the six-month delay period, accelerated distribution will be permitted in the event of the grantee’s death and for no other reason (including no acceleration upon a Change in Control), except for the limited exceptions permitted under the 409A regulations

•                  Any payment that is not triggered by a separation from service, or triggered by a separation from service but which would be made more than six months after separation (without applying this six-month delay rule), shall be unaffected by the six-month delay rule.  Each payment in a series of installments would be treated as a separate payment for this purpose.

•                  If the terms of a 409A RSUs agreement impose this six-month delay rule in circumstances in which it is not required for compliance with 409A, those terms shall not be given effect.

(2)                                 Change in Control Rule:

•                  If any distribution of 409A RSUs would be triggered by a Change in Control, such distribution will be made only if, in connection with the Change in Control, there occurs a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company as defined in Treasury Regulation § 1.409A-3(i)(5) (a “409A Change in Control”).

•                  In this case, distribution of the 409A RSUs shall occur not later than five business days after (i) the occurrence of a 409A Change in Control occurring at the time of or following the Change in Control or (ii) upon occurrence of the Change in Control occurring within 90 days after the 409A Change in Control, but only if the occurrence of the Change in Control is non-discretionary and objectively determinable at the time of the 409A Change in Control (in this case, the Grantee shall have no influence on when during such 90-day period the settlement shall occur).

•                  Upon a Change in Control during the six-month delay period, no accelerated distribution applies (even if the events involve a 409A Change in Control) to a distribution delayed by application of the six-month delay rule.

(3)                                 Separation from Service

•                  Any distribution in settlement of 409A RSUs that is triggered by a termination of employment will occur only at such time as the participant has had a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h), regardless of whether any other event might be viewed as a termination of employment by the Company for any other purpose.

•                  In particular, if a grantee switches to part-time employment or becomes a consultant in connection with a termination of employment, whether the event will be deemed a termination of employment for purposes of 409A RSUs will be determined in accordance with Treasury Regulation § 1.409A-1(h).

(4)                                 Other Restrictions.

•                  The settlement of 409A RSUs may not be accelerated by the Company except to the extent permitted under 409A.

•                  Any restriction imposed on RSUs under these 409A Compliance Rules or imposed on RSUs under the terms of other documents solely to ensure compliance with 409A shall not be applied to RSUs that are not 409A RSUs except to the extent necessary to preserve the status of such RSUs as not 409A RSUs.  If any mandatory term required for 409A RSUs or non-409A RSUs to avoid tax penalties under Section 409A is not otherwise explicitly provided under this document or other applicable documents, such term is hereby incorporated by reference and fully applicable as though set forth at length herein.

C.                                    Other Revisions

Any reference in an RSU agreement to the RSU continuing to be “exercisable” for a period after termination of Grantee’s service shall be stricken as inapplicable, because RSUs are not subject to “exercise.”

[Signatures Appear on Next Page]

IN WITNESS WHEREOF, the Amendment has been executed on behalf of Magellan and by Grantee whose name appears below as of the date referred to above.

Date: December 1, 2008

Magellan Health Services, Inc.	Employee / Grantee:

By:	/s/ Daniel Gregoire
Rene Lerer, President and Chief	Daniel N. Gregoire
Executive Officer